Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258748
Prospectus Supplement No. 5
(To Prospectus dated April 27, 2022)
This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258748). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Evolv Technologies Holdings, Inc.’s unaudited second quarter 2022 financial results, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our Class A common stock is quoted on The Nasdaq Stock Market, or NASDAQ, under the symbol “EVLV” and our warrants are quoted on the NASDAQ under the symbol “EVLVW.” On August 10, 2022, as reported on NASDAQ, the closing sale price of our Class A common stock was $3.00 and the closing sale price of our warrants was $0.47.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 10, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 10, 2022
Evolv Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)
(781) 374-8100
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On August 10, 2022, Evolv Technologies Holdings, Inc. (the “Company”) announced financial results for the three and six months ended June 30, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 10, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date: August 10, 2022	By:	/s/ Peter George
	Name:	Peter George
	Title:	Chief Executive Officer

Exhibit 99.1
Investor Relations:
Brian Norris
Vice President of Finance and Investor Relations
bnorris@evolvtechnology.com
Evolv Technology Reports Strong Second Quarter Financial Results
– Company Reaffirms Outlook for 2022 –

•Q2 Revenue of $9.1 million, up 94% year-over-year
•Q2 Ending ARR of $20.9 million, up 181% year-over-year
•Q2 Ending RPO of $66.2 million, up 166% year-over-year
•Q2 Ending Evolv Express® subscriptions of 1,147, up 193% year-over-year
Waltham, Massachusetts – August 10, 2022 – Evolv Technology (NASDAQ: EVLV), a global leader in weapons detection security screening, today announced financial results for its second quarter ended June 30, 20221 and reaffirmed its business outlook for 2022.

“We are pleased to be reporting strong second quarter results highlighted by the addition of over 50 new customers, continued expansion in our key vertical and geographic markets and important traction with our key channel partners,” said Peter George, President and Chief Executive Officer of Evolv Technology. “We’re particularly pleased to have surpassed 1,100 Evolv Express systems deployed and $100 million in cumulative TCV bookings this quarter. Based on the strength of our first half results and our growing market momentum, we remain confident in our full year growth plans for 2022.”

Results for the Second Quarter of 2022
Total revenue for the second quarter of 2022 was $9.1 million, an increase of 94% compared to $4.7 million for the second quarter of 2021. Total Contract Value (“TCV”)2 of orders booked for the second quarter of 2022 was $22.1 million, an increase of 111% compared to $10.5 million in the second quarter of 2021. Annual Recurring Revenue (“ARR”)3 was $20.9 million at the end of second quarter of 2022, an increase of 181% compared to $7.4 million at the end of the second quarter of 2021. Net loss for the second quarter of 2022 was $(25.7) million, or $(0.18) per basic and diluted share, compared to net loss of $(23.0) million, or $(1.93) per basic and diluted share, in the second quarter of 2021. Adjusted earnings (loss)4 for the second quarter of 2022 was $(17.3) million, or $(0.12) per basic and diluted share, compared to $(9.1) million, or $(0.76) per basic and diluted share, for the second quarter of 2021. Adjusted EBITDA4 for the second quarter of 2022 was $(16.4) million compared to $(5.2) million in the second quarter of 2021. As of June 30, 2022, the Company had cash and cash equivalents of $242.7 million compared to $270.9 million as of March 31, 2022.

Results for the First Six Months of 2022
Total revenue for the six months ended June 30, 2022 was $17.8 million, an increase of 112% compared to $8.4 million for the six months ended June 30, 2021. TCV2 of orders booked for the six months ended June 30, 2022 was $41.2 million, an increase of 118% compared to $18.9 million in the six months ended June 30, 2021. Net loss for the six months ended June 30, 2022 was $(39.5) million, or $(0.28) per basic and diluted share, compared to net loss of $(36.5) million, or $(3.26) per basic and diluted share, for the six months ended June 30, 2021. Adjusted earnings (loss)4 for the six months ended June 30, 2022 was $(35.8) million, or $(0.25) per basic and diluted share, compared to $(20.1) million, or $(1.80) per basic and diluted share, for the six months ended June 30, 2021. Adjusted EBITDA4 for the six months ended June 30, 2022 was $(33.7) million, compared to $(13.4) million for the six months ended June 30, 2021.
Company Reaffirms Outlook for 2022
The Company today commented on its business outlook for 2022. The Company's outlook is based on the current indications for its business, which may change at any time.

2022 Business Outlook
Estimate (In millions)	Issued May 11, 2022	Issued August 10, 2022
Total Revenue	$29-$31	No change
Annual Recurring Revenue[3] (ARR) at 12/31	$27-$28	No change
Adjusted EBITDA[4]	($65-$67)	No change
Cash and Cash Equivalents	$220-$230	No change

Company to Host Live Conference Call and Webcast
The Company’s management team plans to host a live conference call and webcast at 4:30 p.m. Eastern Time today to discuss the financial results as well as management’s outlook for the business and other matters. The conference call may be accessed in the United States by dialing +1.877.692.8955 and using access code 774298. The conference call may be accessed outside of the United States by dialing +1.234.720.6979 and using the same access code. The conference call will be simultaneously webcast on the Company’s investor relations website, which can be accessed at http://ir.evolvtechnology.com. A replay of the conference call will be available for a period of 30 days by dialing +1.866.207.1041 or +1.402.970.0847 and using access code 7860978 or by accessing the webcast replay on the Company’s investor relations website at http://ir.evolvtechnology.com.
About Evolv Technology
Evolv Technology (NASDAQ: EVLV) is transforming human security to make a safer, faster, and better experience for the world’s most iconic venues and companies as well as schools, hospitals, and public spaces, using industry leading artificial intelligence (AI)-powered weapons detection and analytics.  Its mission is to transform security to create a safer world to work, learn, and play. Evolv has digitally transformed the gateways in places where people gather by enabling seamless integration combined with powerful analytics and insights. Evolv’s advanced systems have scanned more than 350 million people, second only to the Department of Homeland Security’s Transportation Security Administration (TSA) in the United States.  Evolv has been awarded the U.S. Department of Homeland Security (DHS) SAFETY Act Designation as a Qualified Anti-Terrorism Technology (QATT) as well as the Security Industry Association (SIA) New Products and Solutions (NPS) Award in the Law Enforcement/Public Safety/Guarding Systems category. For more information, visit https://evolvtechnology.com.
1 Amounts herein pertaining to June 30, 2022 represent a preliminary estimate as of the date of this earnings release. More information on our results of operations for the three and six months ended June 30, 2022 will be provided upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

2 We define Total Contract Value, or TCV, of orders booked as the total value of the contract over the specified term. Our calculation of TCV is not adjusted for the impact of any known or projected future events (such as customer cancellations, upgrades or downgrades, or price increases or decreases). TCV should be viewed independently of, and not as a substitute for or forecast of, revenue and deferred revenue. Our calculation of TCV may differ from similarly titled metrics presented by other companies.
3 We define Annual Recurring Revenue, or ARR, as subscription revenue and the recurring service revenue related to purchase subscriptions for the final month of the quarter normalized to a one-year period. Our calculation of ARR is not adjusted for the impact of any known or projected future events (such as customer cancellations, upgrades or downgrades, or price increases or decreases) that may cause any such contract not to be renewed on its existing terms. In addition, the amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to new bookings, cancellations, upgrades, downgrades or other changes in pending renewals, as well as the effects of professional services revenue and acquisitions or divestitures. As a result, ARR should be viewed independently of, and not as a substitute for or forecast of, revenue and deferred revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

4 Non-GAAP Financial Measures In this press release, the Company’s adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted earnings (loss) and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. Adjusted gross profit and adjusted gross margin exclude one-time items which management believes provides a more meaningful representation of contribution margin. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, share-based compensation, and certain other one-time expenses. Adjusted earnings (loss) is defined as net income (loss) plus stock-based compensation, change in fair value of derivative liability, change in fair value of contingent earn-out liability, change in fair value of contingently issuable common stock liability, change in fair value of public warrant liability, change in fair value of common stock warrant liability, restructuring expenses, loss on impairment of lease equipment, and certain other one-time expenses. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures included in this press release.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements and information, within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that relate to our current expectations and views of future events including but not limited to statements regarding our ability to meet our business outlook for revenue and profitability. Forward-looking statements involve the Company’s current expectations and projections relating to its financial condition, competitive position, future financial results, plans, objectives, and business. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “should,” “could,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or the negative of these terms or other similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect the Company’s current views with respect to future events and the Company’s performance and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation expectations regarding the Company’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures; the Company’s history of losses and lack of profitability; the Company’s reliance on third party contract manufacturing; the rate of innovation required to maintain competitiveness in the markets in which the Company competes; the competitiveness of the market in which the Company competes; the ability for the Company to obtain, maintain, protect and enforce the Company’s intellectual property rights; the concentration of the Company’s revenues on a single solution; the Company’s ability to timely design, produce and launch its solutions, the Company’s ability to invest in growth initiatives and pursue acquisition opportunities; the limited liquidity and trading of the Company’s securities; geopolitical risk and changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; operational risk; risk that the COVID-19 pandemic, including variants, vaccine roll-out efforts, and local, state, and federal responses to addressing the pandemic may have an adverse effect on the Company’s business operations, as well as the Company’s financial condition and results of operations; risks associated with inflation and its possible impact on the Company; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on resources; and the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission ("SEC") on March 28, 2022 as may be updated in other filings we make with the SEC.
These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this press release. You should not put undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

EVOLV TECHNOLOGY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$4,146	$2,617	$9,340	$4,884
Subscription revenue	4,006	1,521	7,010	2,748
Service revenue	918	540	1,430	739
Total revenue	9,070	4,678	17,780	8,371
Cost of revenue:
Cost of product revenue	5,347	2,203	10,553	4,419
Cost of subscription revenue	1,981	1,060	3,523	1,803
Cost of service revenue	1,189	687	2,254	972
Total cost of revenue	8,517	3,950	16,330	7,194
Gross profit	553	728	1,450	1,177
Operating expenses:
Research and development	4,156	1,047	8,331	4,787
Sales and marketing	11,751	5,124	21,423	7,732
General and administrative	9,612	1,471	20,429	4,523
Loss from impairment of property and equipment	316	—	412	—
Total operating expenses	25,835	7,642	50,595	17,042
Loss from operations	(25,282)	(6,914)	(49,145)	(15,865)
Other income (expense), net:
Interest expense	(159)	(3,263)	(301)	(5,657)
Interest income	491	—	559	—
Loss on extinguishment of debt	—	(11,820)	—	(11,820)
Change in fair value of derivative liability	—	(795)	—	(2,220)
Change in fair value of contingent earn-out liability	(569)	—	2,509	—
Change in fair value of contingently issuable common stock liability	(24)	—	1,448	—
Change in fair value of public warrant liability	(143)	—	5,443	—
Change in fair value of common stock warrant liability	—	(185)	—	(921)
Total other income (expense), net	(404)	(16,063)	9,658	(20,618)
Net loss	$(25,686)	$(22,977)	$(39,487)	$(36,483)

Weighted average common shares outstanding - basic and diluted	143,552,032	11,922,270	143,220,268	11,186,204
Net loss per share - basic and diluted	$(0.18)	$(1.93)	$(0.28)	$(3.26)

Net loss	$(25,686)	$(22,977)	$(39,487)	$(36,483)
Other comprehensive loss
Cumulative translation adjustment	(10)	—	(10)	—
Total other comprehensive loss	(10)	—	(10)	—
Total comprehensive loss	$(25,696)	$(22,977)	$(39,497)	$(36,483)

EVOLV TECHNOLOGY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$242,691	$307,492
Restricted cash	400	400
Accounts receivable, net	12,183	6,477
Inventory	6,010	2,890
Current portion of contract assets	6,180	1,459
Current portion of commission asset	2,079	1,645
Prepaid expenses and other current assets	20,920	10,757
Total current assets	290,463	331,120
Restricted cash, noncurrent	275	275
Contract assets, noncurrent	3,159	3,418
Commission asset, noncurrent	3,624	3,719
Property and equipment, net	34,379	23,783
Operating lease right-of-use assets	2,092	—
Other assets	2,172	542
Total assets	$336,164	$362,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,427	$6,045
Accrued expenses and other current liabilities	7,759	9,551
Current portion of deferred revenue	13,892	6,599
Current portion of deferred rent	—	135
Current portion of long-term debt	4,000	2,000
Current portion of operating lease liabilities	1,097	—
Total current liabilities	36,175	24,330
Deferred revenue, noncurrent	4,330	2,475
Deferred rent, noncurrent	—	333
Long-term debt, noncurrent	5,955	7,945
Operating lease liabilities, noncurrent	1,398	—
Contingent earn-out liability	18,697	21,206
Contingently issuable common stock liability	3,816	5,264
Public warrant liability	5,587	11,030
Total liabilities	75,958	72,583

Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 authorized at June 30, 2022 and December 31, 2021; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 1,100,000,000 shares authorized at June 30, 2022 and December 31, 2021; 143,829,995 and 142,745,021 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	14	14
Additional paid-in capital	405,493	396,064
Accumulated other comprehensive loss	(10)	—
Accumulated deficit	(145,291)	(105,804)
Stockholders’ equity	260,206	290,274
Total liabilities and stockholders’ equity	$336,164	$362,857

EVOLV TECHNOLOGY
REVISION OF PRIOR PERIOD FINANCIAL STATEMENTS
(In thousands)
(Unaudited)

In preparing the condensed consolidated financial statements as of and for the three and six months ended June 30, 2022, the Company identified various errors in its previously issued financial statements. The identified errors impacted the Company's previously issued 2021 quarterly and annual financial statements and its quarterly financial statements for the three months ended March 31, 2022, and accordingly the Company has made adjustments to the prior period amounts presented herein. A summary of the revisions to certain previously reported financial information impacting amounts presented in this earnings release is as follows (in thousands):

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	As Previously Reported	Adjustment	Revised	As Previously Reported	Adjustment	Revised
Revenue:
Product revenue	$2,452	$165	$2,617	$4,954	$(70)	$4,884
Subscription revenue	1,513	8	1,521	2,813	(65)	2,748
Service revenue	515	25	540	712	27	739
Total revenue	4,480	198	4,678	8,479	(108)	8,371
Cost of revenue:
Cost of product revenue	2,075	128	2,203	4,304	115	4,419
Cost of subscription revenue	861	199	1,060	1,456	347	1,803
Cost of service revenue	413	274	687	540	432	972
Total cost of revenue	3,349	601	3,950	6,300	894	7,194
Gross profit	1,131	(403)	728	2,179	(1,002)	1,177
Operating expenses:
Research and development	1,077	(30)	1,047	4,689	98	4,787
Sales and marketing expense	5,090	34	5,124	8,774	(1,042)	7,732
General and administrative	1,280	191	1,471	4,179	344	4,523
Loss from impairment of property and equipment	—	—	—	—	—	—
Total operating expenses	7,447	195	7,642	17,642	(600)	17,042
Loss from operations	(6,316)	(598)	(6,914)	(15,463)	(402)	(15,865)
Other income (expense), net:
Interest expense	(3,255)	(8)	(3,263)	(5,702)	45	(5,657)
Interest income	—	—	—	—	—	—
Loss on extinguishment of debt	(11,820)	—	(11,820)	(11,820)	—	(11,820)
Change in fair value of derivative liability	(795)	—	(795)	(2,220)	—	(2,220)
Change in fair value of contingent earn-out liability	—	—	—	—	—	—
Change in fair value of contingently issuable common stock liability	—	—	—	—	—	—
Change in fair value of public warrant liability	—	—	—	—	—	—
Change in fair value of common stock warrant liability	(185)	—	(185)	(921)	—	(921)
Total other income (expense), net	(16,055)	(8)	(16,063)	(20,663)	45	(20,618)
Net loss	$(22,371)	$(606)	$(22,977)	$(36,126)	$(357)	$(36,483)

	December 31, 2021
	As Previously Reported	Adjustment	Revised
Assets
Current assets:
Cash and cash equivalents	$307,492	$—	$307,492
Restricted cash	400	—	400
Accounts receivable, net	6,477	—	6,477
Inventory	5,140	(2,250)	2,890
Current portion of contract assets	1,459	—	1,459
Current portion of commission asset	1,645	—	1,645
Prepaid expenses and other current assets	11,047	(290)	10,757
Total current assets	333,660	(2,540)	331,120
Restricted cash, noncurrent	275	—	275
Contract assets, noncurrent	3,418	—	3,418
Commission asset, noncurrent	3,719	—	3,719
Property and equipment, net	21,592	2,191	23,783
Operating lease right-of-use assets	—	—	—
Other assets	401	141	542
Total assets	$363,065	$(208)	$362,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,363	$(318)	$6,045
Accrued expenses and other current liabilities	9,183	368	9,551
Current portion of deferred revenue	6,690	(91)	6,599
Current portion of deferred rent	135	—	135
Current portion of long-term debt	2,000	—	2,000
Current portion of operating lease liabilities	—	—	—
Total current liabilities	24,371	(41)	24,330
Deferred revenue, noncurrent	2,475	—	2,475
Deferred rent, noncurrent	333	—	333
Long-term debt, noncurrent	7,945	—	7,945
Operating lease liabilities, noncurrent	—	—	—
Contingent earn-out liability	20,809	397	21,206
Contingently issuable common stock liability	5,264	—	5,264
Public warrant liability	11,030	—	11,030
Total liabilities	72,227	356	72,583

Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 authorized at December 31, 2021; no shares issued and outstanding at December 31, 2021	—	—	—
Common stock, $0.0001 par value; 1,100,000,000 shares authorized at December 31, 2021; 142,745,021 shares issued and outstanding at December 31, 2021	14	—	14
Additional paid-in capital	395,563	501	396,064
Accumulated other comprehensive loss	—	—	—
Accumulated deficit	(104,739)	(1,065)	(105,804)
Stockholders’ equity	290,838	(564)	290,274
Total liabilities and stockholders’ equity	$363,065	$(208)	$362,857

EVOLV TECHNOLOGY
RECONCILIATION OF FORECASTED 2022 NET LOSS TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2022
	High	Low
Net income (loss)	$(81,000)	$(83,000)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	6,000	6,000
Stock-based compensation	17,000	17,000
Other one-time expenses	5,000	5,000
Other (income) expense	(12,000)	(12,000)
Adjusted EBITDA	$(65,000)	$(67,000)
EVOLV TECHNOLOGY
SUMMARY OF KEY OPERATING STATISTICS
(Unaudited)

	Three Months Ended,
($ in thousands)	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
New customers	13	21	23	27	44	53
Total contract value of orders booked	$8,424	$10,476	$16,995	$17,916	$19,167	$22,066
Annual recurring revenue	$5,424	$7,423	$9,932	$12,907	$16,641	$20,865
Remaining performance obligation	$17,658	$24,930	$34,152	$40,160	$50,537	$66,238
Contract value for units in backlog	n/a	n/a	n/a	$11,270	$13,213	$14,740
Net additions	64	113	176	136	207	237
Ending deployed units	278	391	567	703	910	1,147

EVOLV TECHNOLOGY
RECONCILIATION OF GAAP OPERATING EXPENSES TO ADJUSTED OPERATING EXPENSES
(In thousands)
(Unaudited)

	Three Months Ended,
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Operating expenses, GAAP	$9,400	$7,642	$22,826	$19,429	$24,760	$25,835
Stock-based compensation	(304)	(1,062)	(4,626)	(3,546)	(3,867)	(5,010)
Restructuring expenses	—	—	—	—	(324)	14
Loss on impairment of lease equipment	—	—	(1,656)	(213)	(96)	(316)
Other one-time expenses	—	—	(685)	—	(1,107)	(2,298)
Adjusted Operating Expenses	$9,096	$6,580	$15,859	$15,670	$19,366	$18,225

EVOLV TECHNOLOGY
RECONCILIATION OF GAAP GROSS PROFIT TO ADJUSTED GROSS PROFIT AND GAAP OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$9,070	$4,678	$17,780	$8,371
Cost of revenue	8,517	3,950	16,330	7,194
Gross Profit, GAAP	553	728	1,450	1,177
Stock-based compensation	52	5	112	10
Amortization of capitalized stock-based compensation	5	—	9	—
Adjusted Gross Profit	$610	$733	$1,571	$1,187

Gross Margin %	6.1%	15.6%	8.2%	14.1%
Adjusted Gross Margin %	6.7%	15.7%	8.8%	14.2%

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating income (loss), GAAP	$(25,282)	$(6,914)	$(49,145)	$(15,865)
Stock-based compensation	5,061	1,069	8,988	1,376
Amortization of capitalized stock-based compensation	5	—	9	—
Restructuring expenses	(13)	—	311	—
Loss on impairment of lease equipment	316	—	412	—
Other one-time expenses	2,298	—	3,405	—
Adjusted Operating Income (loss)	$(17,615)	$(5,845)	$(36,020)	$(14,489)

EVOLV TECHNOLOGY
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(25,686)	$(22,977)	$(39,487)	$(36,483)
Depreciation & amortization	1,264	611	2,350	1,053
Stock-based compensation	5,061	1,069	8,988	1,376
Interest and other expense (income)	(332)	3,263	(258)	5,657
Loss on extinguishment of debt	—	11,820	—	11,820
Change in fair value of derivative liability	—	795	—	2,220
Change in fair value of contingent earn-out liability	569	—	(2,509)	—
Change in fair value of contingently issuable common stock liability	24	—	(1,448)	—
Change in fair value of public warrant liability	143	—	(5,443)	—
Change in fair value of common stock warrant liability	—	185	—	921
Restructuring expenses	(13)	—	311	—
Loss on impairment of lease equipment	316	—	412	—
Other one-time expenses	2,298	—	3,405	—
Adjusted EBITDA	$(16,356)	$(5,234)	$(33,679)	$(13,436)
EVOLV TECHNOLOGY
RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS PER SHARE TO ADJUSTED EARNINGS (LOSS) AND ADJUSTED EARNINGS PER SHARE
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(25,686)	$(22,977)	$(39,487)	$(36,483)
Stock-based compensation	5,061	1,069	8,988	1,376
Amortization of capitalized stock-based compensation	5	—	9	—
Loss on extinguishment of debt	—	11,820	—	11,820
Change in fair value of derivative liability	—	795	—	2,220
Change in fair value of contingent earn-out liability	569	—	(2,509)	—
Change in fair value of contingently issuable common stock liability	24	—	(1,448)	—
Change in fair value of public warrant liability	143	—	(5,443)	—
Change in fair value of common stock warrant liability	—	185	—	921
Restructuring expenses	(13)	—	311	—
Loss on impairment of lease equipment	316	—	412	—
Other one-time expenses	2,298	—	3,405	—
Adjusted earnings (loss)	$(17,283)	$(9,108)	$(35,762)	$(20,146)

Weighted average common shares outstanding – basic and diluted	143,552,032	11,922,270	143,220,268	11,186,204

Adjusted EPS	$(0.12)	$(0.76)	$(0.25)	$(1.80)